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                                                                   EXHIBIT 11.1



                               IPL SYSTEMS, INC.
                   COMPUTATION OF NET (LOSS) INCOME PER SHARE
                    (in thousands, except per share amounts)

                                                   Year Ended October 31,
                                             ----------------------------------
                                               1997         1996         1995
                                             --------     --------     --------
Fully diluted net (loss) income
  per share:

Net (loss) income                            $ (6,209)    $     39     $  2,106
                                             --------     --------     --------

Weighted average shares outstanding            20,464       18,078       18,078

Dilutive stock options based on the
  treasury stock method using the
  higher of average or period end
  market price                                   --             90          106
                                             --------     --------     --------

Shares used in computing net
  (loss) income per share                      20,464       18,168       18,184
                                             --------     --------     --------

Net (loss) income per common and
  equivalent share                           $  (0.30)    $   0.00     $   0.12
                                             ========     ========     ========